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                                                                     EXHIBIT 8.1

FORM OF TAX OPINION

                      [GARDERE WYNNE SEWELL LLP LETTERHEAD]

[date]

SWS Group, Inc.
1201 Elm Street, Suite 3500
Dallas, Texas

Ladies and Gentlemen:

     You have requested our opinion with respect to certain federal income tax consequences arising out of the proposed distribution by SWS Group, Inc. ("SWS"), a Delaware corporation, to its stockholders of the shares of Westwood Holdings Group, Inc., a Delaware corporation ("Westwood"), owned by SWS (the "Spin-off"). Unless otherwise defined herein or the context hereof otherwise requires, each term used herein with its initial letter capitalized has the meaning given to such term in the Registration Statement on Form 10 under the Securities Exchange Act of 1934, as amended (the "Registration Statement").

     In connection with the delivery of our opinion, we have examined, are familiar with and are relying upon the following:

     (i)   the Registration Statement;

     (ii) the Distribution Agreement, dated as of [month, date], 2002, between SWS and Westwood (the "Distribution Agreement");

     (iii) the Tax Separation Agreement, dated as of [month, date], 2002, between SWS and Westwood (the "Tax Agreement");

     (iv) certificates of officers or other representative of SWS and Westwood; and

     (v) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion set forth below.

     In rendering the opinion set forth below, we have assumed the truth and accuracy, at all relevant times, of all information and representations contained in each of those documents. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the

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conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such copies and the accuracy and completeness of all information submitted to us. As to various facts material to this opinion letter, we have relied upon statements and representations of SWS and Westwood and their respective officers and other representatives, set forth in certificates delivered to us, without independently verifying the accuracy of the information contained therein.

     In connection with rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Department of Treasury Regulations promulgated under the Code (whether proposed, temporary, or final) now in effect (collectively, "Treasury Regulations"), pertinent judicial authorities regarding applicable provisions of the Code and Treasury Regulations, interpretative rulings of the Internal Revenue Service ("IRS") and such other federal tax-related authorities as we have considered relevant.

     Based on the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Spin-off will, under current law, constitute a tax-free transaction under Code ss. 355, with the following results:

     (a) except for cash received in lieu of fractional shares, if any, the holders of shares of SWS common stock, $0.10 par value per share (the "SWS Common Stock"), will not recognize any income, gain or loss as a result of the receipt of shares of Westwood common stock, $0.01 par value per share (the "Westwood Common Stock"), in the Spin-off;

     (b) after the Spin-off, each holder of SWS Common Stock will have an aggregate tax basis in the shares of Westwood Common Stock received in the Spin-off and the shares of SWS Common Stock held immediately following the Spin-off equal to the basis in the shares of SWS Common Stock held immediately prior to the Spin-off. This aggregate basis will be allocated between the shares of Westwood Common Stock and SWS Common Stock in proportion to each of their fair market values on the Spin-off date. The stockholder will assign basis to each share of Westwood Common stock on a pro-rata basis. If a stockholder has multiple blocks of SWS Common Stock, the stockholder will then allocate the SWS basis (as determined above) back to a specific block of SWS Common Stock in the amount of the total basis attributable to SWS Common Stock multiplied by a fraction, the numerator of which is the pre Spin-off basis attributable to that block of SWS Common Stock and the denominator of which is the pre Spin-off basis of all of the stockholder's SWS Common Stock. After the total basis for each block has been determined, the stockholder will assign basis to the shares within each block on a pro-rata basis;

     (c) the holding period of the shares of Westwood Common Stock received in the Spin-off will include the holding period for the shares of SWS

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          Common Stock held at the time of the Spin-off (assuming the stockholder held the SWS Common Stock as a capital asset on the Spin-off date). If a stockholder has multiple blocks of SWS Common Stock, the stockholder will take multiple holding periods for each share of Westwood Common Stock, allocated on the basis of the fair market value of the SWS Common Stock in each block (assuming the stockholder held the SWS Common Stock as a capital asset on the Spin-off date);

     (d) each stockholder who receives cash in lieu of fractional shares will be treated as if such fractional share had been received by the stockholder as part of the Spin-off and then sold by the stockholder. This gain or loss, if any, will be capital gain or loss (assuming the stockholder holds the SWS Common Stock as a capital asset on the Spin-off date); and

     (e) except for gain attributable to the recognition of previously deferred intercompany transactions, if any, and gain that may result from application of Code ss. 355(e), if any, neither SWS nor Westwood will recognize any gain or loss as a result of the Spin-off.

     The opinion herein is also subject to the following exceptions, limitations and qualifications:

     A. No opinion is expressed (i) as to any transaction other than the Spin-off as described in the Registration Statement, (ii) as to any transaction, including the Spin-off, if the transactions described in the Registration Statement are not consummated or (iii) if the representations, warranties, statements and assumptions upon which we have relied are not true and accurate in all material respects at all relevant times. If any one of the representations, warranties, statements or assumptions upon which we have relied to issue this opinion is incorrect in any material respect, our opinion might be adversely affected and may not be relied upon.

     B. This opinion letter is as of the date hereof, and we undertake no obligation, and expressly disclaim any obligation, to advise SWS or any other person or entity of any change in any matter set forth herein.

     C. This opinion letter is limited to the matters expressly stated, and no opinion other than upon the matters so expressly stated is implied or may be inferred.

     This opinion letter is delivered to SWS solely for use in connection with the Spin-off and may not be used or relied upon for any other purpose. Accordingly, we assume no professional responsibility to any other person whatsoever, and the opinion expressed herein may not be relied upon, circulated, quoted in whole or in part, or otherwise referred to in any report or document, or furnished to any other person or entity, without our prior written consent.

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Very truly yours,

Gardere Wynne Sewell LLP

By:  _______________________________
     Neil J. O'Brien, Partner